Exhibit 20.1




FOR IMMEDIATE RELEASE
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                                 B&G FOODS, INC.




Roseland, NJ, March 3, 1998

          On February 23, 1998, B&G Foods, Inc. (the "Company") received notice from International Home Foods, Inc. ("IHF") that (i) IHF would not renew the Amended and Restated Jams Manufacturing Agreement dated as of March 3, 1997 between Roseland Manufacturing, Inc., a subsidiary of the Company, and IHF after its expiration on March 31, 1999, and (ii) IHF was terminating, effective March 31, 1999, the Sales and Distribution Agreement dated March 19, 1993 between Roseland Distribution Company, successor in interest to DSD, Inc. and a subsidiary of the Company, and M. Polaner, Inc., a subsidiary of IHF. Although the Company has received no notice from IHF with respect to the Spices Supply Agreement, dated as of March 19, 1993 between Bloch & Guggenheimer, Inc., a subsidiary of the Company, and M. Polaner, Inc., the Company anticipates that IHF will not renew such Spices Supply Agreement after its expiration on March 31, 1998.






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